Exhibit 10.1

Navitas Semiconductor, Inc.

3520 Challenger St.

Torrance, CA 90503

Confidential

March 8, 2026

Tonya Stevens

via email at [***]

Dear Tonya:

On behalf of Navitas Semiconductor and the board of directors (the “Board”) of Navitas Semiconductor Corporation (“Navitas”), I am very pleased to extend an offer of employment to you for the position of Senior Vice President, Chief Financial Officer & Treasurer, reporting to me, Chris Allexandre, in my capacity as Chief Executive Officer. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained below, and your employment is subject to the terms and conditions set forth in this letter.

1.      Employment

(a) Although your direct employer will be Navitas Semiconductor USA, Inc. (“Employer”), a wholly owned subsidiary of Navitas, as Chief Financial Officer & Treasurer you will have responsibility for Navitas and its subsidiaries worldwide, including our publicly traded parent company Navitas Semiconductor Corporation. You will perform duties and responsibilities that are commensurate with the position of a senior vice president and chief financial officer & treasurer of a global public corporation, including serving as an executive and potentially a director for our subsidiaries. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Navitas’ interests. Notwithstanding the foregoing, nothing in this letter will preclude you from devoting reasonable periods of time to charitable and community activities or in connection with activities approved pursuant to clause (b) below, provided that none of those activities interferes with the performance of your duties hereunder or creates a conflict of interest.

(b) Service on Other Boards. You are permitted to serve as a director or member of the board of directors of other companies, provided that (i) you have first consulted with the CEO and the governance and sustainability committee of the Board regarding such proposed service and neither objects to such service; (ii) the general counsel of Navitas has determined that such service would not result in an impermissible conflict of interest or any impediment under applicable law or Navitas policy; and (iii) such service does not materially interfere with the exercise of your duties and responsibilities to Navitas. You will promptly notify Navitas in writing of any intention to accept a board position with another company, and will not commence such service before the above conditions are satisfied.

2.      Start Date

Subject to satisfaction of all the conditions described in this letter, including a background investigation, this offer is based on a mutually acceptable start date (your “Start Date”), to be determined by you and Employer and which will be no later than Monday, March 30, 2026.

3.      Location of Employment

Your location will be home based. You may work from your home office in Oregon (or other location agreed by you and Navitas) for such time as may be reasonable based on consultation with Navitas, and subject to business travel as needed to properly fulfill your employment duties and responsibilities. You agree that it is our mutual expectation that you will work from the Torrance and Santa Clara offices for at least (approximately) 50% of your non-travel work time. You further acknowledge that you may be required to travel, both domestically and internationally, as required to fulfill your duties as Chief Financial Officer.

4.      Base Salary

Your initial base salary will be $425,000 per year, subject to review annually by the compensation committee of the Board (the “Committee”), payable semi-monthly in accordance with standard payroll practices of Employer and subject to all withholdings and deductions as required by law.

5.      Annual Bonus

During your employment, you will be eligible to participate in the Navitas annual bonus plan. Your target bonus opportunity will be 65% of your annual base salary, to the extent earned based on Navitas’ performance goals. Your target bonus, maximum bonus, and the applicable performance goals will be determined in good faith annually by the Board or the Committee. Actual payments (which may range from no payment to the maximum payment) will be determined based on results (which currently reflect corporate performance but may in the future reflect a combination of corporate and individual performance) against performance goals established by the Board or the Committee. Notwithstanding the foregoing, your annual bonus for calendar year 2026 (which is expected to be paid in the first quarter of 2027) will equal the greater of (i) 65% of the aggregate amount of gross base salary (before deductions for taxes or benefits) actually paid to you during 2026; and (ii) a pro-rata share of the bonus amount determined based on actual performance against predetermined corporate financial goals to be determined in good faith by the Committee and Board.

Any annual bonus with respect to a particular calendar year will be paid by March 15 of the following year, and may be paid in cash or fully vested equity awards under the Equity Plan, as elected by the Board. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.

6.      Equity Grants

(a)    New Hire RSU Grant. As soon as practicable following your Start Date and subject to the approval of the Board or Committee, you will receive a one-time equity award (“Recruitment Award”) of $4,500,000 time-based restricted stock units (“RSUs”), which will vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the 20th day of the last completed calendar month preceding your Start Date. Each RSU represents the right to receive one share of the Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Navitas upon or promptly following the vesting date, before sales or set-off of settled shares to cover applicable withholding taxes. The number of RSUs will be calculated using the weighted average closing price of Common Stock on each trading day during the sixty calendar days prior to your Start Date. The Recruitment Award will be subject to the terms and conditions of the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (or successor plan adopted by the Board, the “Equity Plan”), a customary award agreement under the Equity Plan and applicable Navitas policies, including executive ownership guidelines and insider trading policies. You agree that RSUs vested under this Recruitment Grant may not be sold for at least two years from the initial grant date.

(b)    Annual RSU Grants. Beginning with the current 2026 equity refresh cycle, and for each fiscal year thereafter during your employment, you will be eligible to receive annual long-term incentive equity awards (“Annual Awards”). For convenience purposes, we will issue your 2026 Annual Award at the same time as we issue your Recruitment Award. Although Annual Awards are made to each individual in the sole discretion of the Committee and Board based on market data and other factors that are subject to change, your Annual Award is currently expected to have an aggregate value on the grant date equal to approximately $1,000,000 for 2026 and approximately $1,500,000 beginning in 2027, and shall be comprised of the following components:

• a portion in the form of time-based RSUs, which vest in equal annual installments over four years following the grant date (or in the case of your 2026 Annual Award, the applicable vesting date for the Recruitment Award); and

• a portion in the form of non-qualified stock options (NSOs) which will vest over four years with 25% vesting on the one year anniversary of the applicable grant or vesting date, and the remainder vesting pro-rata on a quarterly basis thereafter. You acknowledge that Navitas is in the process of establishing an executive stock option program and the final terms and conditions are subject to Board and Committee approval.

(c)    Conditions. The terms and conditions of each RSU and NSO award described above for both the Recruitment Award and the Annual Award, including the vesting schedule, performance metrics (if applicable), option exercise price and duration, and other applicable provisions, will be subject to the approval of the Board or Committee, will be set forth in the applicable award agreement and will be subject to the terms of the Equity Plan and other applicable Navitas policies as in effect from time to time, including ownership guidelines and insider trading policies. Except as provided in Section 13 below, the vesting of all RSU and NSO awards will be subject to your continued employment through the applicable vesting dates and to such other reasonable and customary terms and conditions as the Committee or Board may determine which are not inconsistent with the terms of this letter. NSOs are subject to accelerated exercise periods and forfeiture if you are no longer employed by Employer, in accordance with the terms of the Equity Plan and any applicable grant agreement. The target value of the Annual Awards beginning in 2027, the mix of the type of equity granted, the selected performance metrics and leverage, are all subject to change and will be determined and approved each year by the Board or Committee.

7.      Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to Navitas senior executives, including group medical, dental, vision, disability and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with Employer’s policies in effect from time to time.

8.      Business Expenses

You will be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by you during your employment, subject to and in accordance with the Employer’s expense reimbursement policy as in effect from time to time.

9.      Withholding

All forms of compensation paid to you as an employee shall be less all applicable withholdings.

10.    At-will Employment

Subject to Section 13 below, your employment with Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason.

Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of Employer.

11.    Executive Officer Status; Consent to Disclosure of Compensation and Personal Information

You will be designated by the Board as an “executive officer” and as a Section 16 reporting “officer” of Navitas, as those terms are defined under the Securities Exchange Act of 1934 and related regulations, in each case as amended from time to time, including after the date hereof (collectively, the “Exchange Act”), for no additional compensation or consideration. Such designation merely reflects a legal determination under the Exchange Act, does not require your consent, and does not constitute an element of your title or role or an employment benefit or perquisite. You agree to comply with the reporting and other obligations imposed upon you personally under the Exchange Act. In addition, you hereby consent to the disclosure of personal information, including your age and professional biographical information as well as salary, bonus determinations and raises, and other elements of your compensation, and to the discussion of your achievement and/or non-achievement of performance goals and such elements of compensation, and such other related disclosures in annual reports, proxy statements, SEC filings and other mandatory or voluntary disclosures, in each case as Employer may determine in the exercise of its sole discretion.

12.    Conditions of Executive Service

Upon any termination of your employment for any reason, you will promptly resign from your position as an executive or director of any Navitas subsidiary or affiliate in which you serve, effective immediately upon such termination of employment. You further agree to execute any documents reasonably requested by Navitas to effectuate such resignation. During the term of your employment and thereafter as required by law, you agree to abide by any Navitas policies or practices applicable to your service as an officer or director of Navitas, Employer or any subsidiary or affiliate, which are duly approved or adopted by the Board or by the stockholders of Navitas from time to time, including under its Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, or any applicable Board committee charter, in each case as amended from time to time, and any other agreement or policy to which you are subject.

13.    Severance/Change in Control Severance

In the event of the involuntary termination of your employment, including in connection with a Change in Control of Navitas, you will be eligible to receive severance payments, continued health care coverage, equity award acceleration and other benefits as a GR (Good Reason) Participant under the Navitas Semiconductor Executive Severance Plan, available at this link (“Severance Plan”). Capitalized terms used in this and the following paragraph and not otherwise defined in this letter have the meanings given in the Severance Plan.

14.    Indemnification Agreement

Navitas will enter into a customary indemnification agreement with you in the form provided to its other executive officers and members of the Board (available at this link). This agreement will provide for indemnification to the fullest extent permitted by Delaware law, including the advancement of expenses, for losses, claims, damages, liabilities and expenses (including attorneys’ fees) incurred as a result of your service as an officer of the company. Indemnification will generally cover proceedings arising out of your role as an executive officer, provided you acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company. The agreement will also provide for the advancement of expenses incurred in defending any such proceeding, subject to your undertaking to repay such amounts if it is ultimately determined that you are not entitled to indemnification under applicable law.

15.    Plan Precedence; Compensation Committee Approval

All amounts, benefits, incentive awards and other elements of compensation described in this letter are subject to the terms and conditions of applicable Navitas plans, policies, and programs, which may be amended from time to time; provided, however, that any such amendment, modification, or termination will not be implemented in a manner that results in you being treated less favorably, with respect to your benefits or compensation, than other executive officers. In addition, as Chief Financial Officer, all elements of your compensation, including but not limited to base salary, annual and long-term incentives, and any other awards or benefits, are subject to the approval by the Board or the Committee.

16.    Exception for the Exercise of Fiduciary Obligations

Nothing in this Agreement shall require Employer or Navitas, or any of their directors or officers, to take or refrain from taking any action, or to omit to take any action, if doing so would, in the good-faith judgment of any such director or officer, acting in his or her capacity as such, constitute, or require any action, inaction or approval of the director or officer which would constitute, a violation of the director or officer’s fiduciary duties under applicable law.

17.    Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event will Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then, in order to avoid the imposition of any excise taxes under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

To the extent that reimbursements or other in-kind benefits under this offer letter constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

18.    Clawback

The incentive-based and equity-based compensation hereunder are subject to the Navitas Semiconductor Dodd-Frank Clawback Policy (available at this link) (the “Clawback Policy”) and any other applicable Navitas policy providing for clawback or recovery of incentive based or equity- based amounts that were paid or granted to you. Employer will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation. For the avoidance of doubt, Employer shall only have the right to enforce the Clawback Policy, and any related policy, upon the occurrence of one of the following events:

(a)    A material restatement of Navitas’ financial statements covering a period during which you were employed by Navitas;

(b)    A determination by the Committee (as defined in the Clawback Policy) that you engaged in fraud, gross negligence, or willful misconduct that caused or contributed to circumstances requiring a material restatement;

(c)    Your violation of any material Navitas’ policy that resulted in significant harm to Navitas;

(d)    Your breach of fiduciary duties owed to Navitas;

(e)    Conduct by you that results in material financial or reputational harm to Navitas; or

(f)    Any event the occurrence of which, pursuant to applicable law, requires Navitas to enforce the Clawback Policy or a related Navitas policy providing for clawback or recovery of incentive based or equity-based amounts.

Navitas further acknowledges that the enforceability of the Clawback Policy, and any related policy, shall be structured to comply with California Labor Code Section 221 and related provisions. In compliance with California law, Navitas shall provide you with reasonable notice and an opportunity to cure any alleged misconduct or breach prior to the enforcement of a Navitas clawback policy (other than the Dodd-Frank Clawback Policy), where applicable.

19.    Governing Law

This offer letter will be governed by the laws of State of California, without regard to conflict of law principles, including but not limited to California Business & Professions Code §§ 16600, 16600.5, and Labor Code § 925, regardless of your occasional work in other jurisdictions. You and Employer irrevocably consent to the personal jurisdiction of the Superior Court of California for Los Angeles County and the United States District Court for the Central District of California to resolve all disputes and enforce all arbitration awards arising out of or related to your employment relationship.

20.    Contingent Offer

This offer is contingent upon:

(a)    Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days after your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review or will be provided by Employer promptly following your acceptance of this offer.

(b)    Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this letter or will be provided by Employer promptly following your acceptance of this offer.

(c)    Your execution of Navitas’ standard form of Confidential Information, Invention Assignment and Arbitration Agreement, which will be provided contemporaneously with this offer letter.

(d)    Your written acknowledgment, on or within three business days after your Start Date, of your receipt and review of all Navitas policies applicable to similarly situated executives. Such policies include, without limitation, those relating to non-discrimination, equal employment opportunity, anti-harassment, ethical business conduct, conflicts of interest, insider trading, and the acceptable use of Employer technology and communications systems.

This offer will be withdrawn if any of the above conditions are not satisfied.

21.    Representations

By accepting this offer, you represent that you are able to accept this offer of employment and carry out the work that the role involves without breaching any purported legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer (whether or not such purported restrictions will be legally effective or enforceable). You also represent that you will inform Employer about any such purported restrictions and provide Employer with as much information about them as possible, including any agreements between you and your current or former employer describing such purported restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Navitas without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Employer. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

In addition, you acknowledge that you had the opportunity to discuss this matter with and obtain advice from your private attorney, had sufficient time to, and have carefully read and fully understand all the provisions of this offer letter, and are knowingly and voluntarily accepting these terms.

We are excited at the prospect of you joining our team. If you have any questions about this offer of employment, please call me. If you wish to accept this offer, please sign below and return this letter to me.

I look forward to hearing from you.

Sincerely,

NAVITAS SEMICONDUCTOR CORPORATION

By:	/s/ Chris Allexandre
Chris Allexandre

President and Chief Executive Officer

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in this letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

I confirm that I will not remove, download, email or take with me any documents or proprietary data or materials of any kind, electronic or otherwise, from my current or any former employer to Navitas without written authorization from such employer, nor will I use or disclose any such confidential information during the course and scope of my employment with Navitas.

Name: Tonya Stevens

Signature:	/s/ Tonya Stevens

Date: March 11, 2026